Exhibit 99.426

Consequences of the Imbalance Energy Market Protocols Paul Gribik

Impact of the Structure of the Imbalance Energy Market The ISO's protocols for buying, selling, and pricing imbalance energy may invite strategies that could destabilize the market Points covered in this presentation The operation of the market A simple example of a strategy to take advantage of the structure The effects on participants, the PX and the ISO Possible foundation for a fix

ISO Real Time Dispatch To minimize the cost of providing imbalance energy: If additional energy output ... is needed, the ISO shall dispatch additional output or reduce demand from generating units, loads or system resource in ascending order of their incremental ... bids. If the ISO is required to reduce energy output ... the ISO shall dispatch down generating units and system resource in descending order of their decremental ... bids. In the event that the ISO subsequently needs to decrement output, it will initially decrement the generating units or systems resources incremented previously, and then continue down the merit order of the decremental bids. (ISO Tariff 2.5.22.6)

Merit Order Stack Decremental Supplemental Energy Bids If ISO must reduce energy output $/MWh +MWh -MWh Incremental Supplemental Energy Bids and Energy Prices from Reserves If ISO must increase energy output

Pricing Imbalance Energy The five minute ex post price shall be based on the bid of the marginal generating units, loads and system resources dispatched by the ISO ... in each five minute period. The marginal generating unit, load or system resource dispatched in the five minute period is: if generation output is increased, or demand reduced, the generating unit, load or system resource with the highest bid that is accepted by the ISO for incremental generation or demand reduction; if generation output is decreased, the generating unit or system resource with the lowest bid that is accepted by the ISO for decremental generation. (ISO Tariff 2.5.23.1)

Ex Post Price when Output is Increased Additional energy of DQ is needed ISO dispatches the incremental resources with available energy in order of increasing bid price Ex Post price is price of most expensive resource dispatched $/MWh +MWh -MWh +DQ Ex Post Price

Ex Post Price when Output is Decreased Reduction of energy (-DQ) is needed ISO dispatches the decremental resources with available reduction in order of decreasing bid price Ex Post price is price of least expensive resource dispatched downward $/MWh +MWh -MWh -DQ Ex Post Price

Output Increases then Decreases in Hour Increased output of +DQ1 followed by decrease of - DQ2 within the hour with DQ1 < DQ2 $/MWh +MWh -MWh +DQ1 (-DQ2 + DQ1)

Controlling the Real-Time Market The structure of the real-time imbalance energy market permits strategies by which a participant can control the ex post price dump power on the real time market cause wild swings in the ex post price

Simplified Example Participant P1 has three generation units Unit 1 with operating limits of [100 MW, 2000 MW] Unit 2 with operating limits of [100 MW, 2000 MW] Unit 3 with operating limits of [50 MW, 100 MW] P1 bids to sell 2150 MWh in the forward market (for 1 hour) P1 intentionally forgoes the chance to sell an additional 1950 MWh in the forward market P1 will use this capacity to control the ex post price and sell high-priced imbalance energy

Schedule and Supplemental Bids Supplemental Energy Bids Unit 1: Decremental only $10,000/MWh for 100 £ x £ 2000 Unit 2: No Bid Unit 3: Incremental Micro Bids $ 0/MWh for 50 £ x £ 55 $10/MWh for 55 £ x £ 60 · · · Suppose that Unit 1 submits highest priced decremental bid to ISO MWh Unit 1 Unit 2 Unit 3 2000 100 50 Schedules from Forward Market

Case 1: ISO Needs Additional Energy Suppose ISO needs 1,000 MW more ISO will use incremental bids (including Unit 3 which gives P1 information) P1 starts to increment Unit 2 on its own ISO first backs down previously incremented units Unit 2 reaches a point at which ISO will have decremented all previously incremented units and starts reducing the highest priced decremental bid (Unit 1) P1 sells 1,000 MWh in imbalance energy market Ex post price set by last unit decremented ($10,000/MWh) P1 is paid $10,000,000. MWh Unit 1 Unit 2 Unit 3 2000 100 50 1200 1900 ISO Command P1 Action

Case 2: ISO Must Reduce Output Suppose ISO must reduce by 1,000 MW ISO will use decremental bids and back Unit 1 down by 1000 MW P1 would have to pay the ISO $10,000,000 to replace Unit 1's output P1 eliminates this risk by simultaneously increasing Unit 2 by 1000 MW P1's total real-time output is at scheduled value, so P1's net payment to ISO is $0 ISO has problems Imbalance persists ISO leans more on AGC ACG capacity requirements increase so ISO must buy more Ancillary Service costs increase MWh Unit 1 Unit 2 Unit 3 2000 100 50 1100 1000 ISO Command P1 Action

Disguising the Strategy P1 can disguise this strategy in different ways, e.g. Schedule more load in the forward market than it expects to serve in real-time Schedule increased generation in the forward market to serve the increased load If P1 wants to dump energy on the real-time imbalance energy market, it can do so from its unrealized load If P1 does not want to dump energy on the real-time imbalance energy market, it can have an unscheduled outage of generation in real-time to offset its unrealized load

Effects on Market Participants Suppose that a participant usually experiences appreciable error in forecasting its real-time load The participant may have to buy and sell energy on the imbalance energy market due to forecasting errors If ex post price can rise to very high levels, the participant may experience extreme peaks in its payments for imbalance energy Participant can insure against these peaks (or reduce their size) Participant always schedules more energy in the forward market than it expects that it will need in real-time Usually sell energy on imbalance energy market (or at least reduce the size of its purchases) Additional costs if forward price > ex post price but eliminates or reduces payment peaks for imbalance energy

Effects on PX PX participants exposed to swings in ex post price PX participants can insure themselves against effects but at a cost By grouping participants (some of whom will likely over-forecast and some under-forecast), amount of extra energy scheduled in forward market to insure the group can be reduced PX cannot take such a position in the forward market to insure a group of participants at lower cost Power Marketer (PM) acting as an SC can take a position in the forward markets to insure its participants at a lower cost than they could insure themselves as individuals PM can use the strategy to cause wide ex post price swings PM takes position in market to sell insurance that PX cannot sell Attracts participants from the PX

Effects on ISO Parties may at times try to dump considerable energy on the ISO's imbalance energy market ISO will need to decrement energy production more than anticipated Decremental supplemental energy bids are voluntary No concept of the ISO buying "negative reserves" to insure that it will have enough units that it can decrement ISO may have to lean more on AGC ISO may have to administratively reduce some generation Real-time imbalance energy market may "fail" to set an ex post price based on decremental energy bids

Possible Basis for a Fix Clear the real-time imbalance energy market Schedule all supplemental energy bids and reserves to minimize costs Replace BEEP by an economic dispatch or a transmission constrained economic dispatch Insure that the ISO will have sufficient decremental supplemental energy bids to provide "negative reserves" Require that all SCs who have scheduled resources in the forward market to bid a certain percentage of their scheduled energy as decremental supplemental energy bids in the imbalance energy market.